EXHIBIT 21.0

SUBSIDIARIES

United States of America

•              Trans World Gaming Finance Corp.

•              Trans World Gaming International U.S. Corporation

•              Trans World Gaming of Louisiana, Inc.

Czech Republic

•              21st Century Resorts a.s.

•              American Chance Casinos a.s. (formerly LMJ Casino Rozvadov a.s.)

•           LMJ Slots s.r.o.

•              SC98A, s.r.o.

•              Atlantic Properties, s.r.o.

Great Britain

•              Art Marketing Ltd. (d/b/a Tottenham & Co.)

•           Trans World Corp. Europe, Ltd.

Cyprus

•              Trans World Gaming Management Corp.-Cyprus